EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES APRIL CASH DISTRIBUTION

Dallas, Texas, April 19, 2024 – Argent Trust Company, as Trustee of the Cross Timbers Royalty Trust (the “Trust”) (NYSE:CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.135867 per unit, payable on May 14, 2024, to unitholders of record on April 30, 2024. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales
	Volumes (a)		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)

Current Month Distribution	14,000	255,000	$72.14	$3.71

Prior Month Distribution	15,000	50,000	$73.26	$5.94

(a) Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

Current Month Distribution

XTO Energy has advised the Trustee that gas volumes increased from prior month primarily due to out of period revenues attributable to non-operated properties in the Oklahoma Royalty Interest net profits interests. This contributed to a higher cash distribution in the current month.

Excess Costs

XTO Energy has advised the Trustee excess costs increased by $106,000 on properties underlying the Texas Working Interest net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyances. Underlying cumulative excess costs remaining on the Texas Working Interest net profits interests total $3,505,000, including accrued interest of $907,000.

XTO Energy has advised the Trustee that $215,000 of excess costs were recovered on properties underlying the Oklahoma Working Interest net profits interests. However, after the partial recovery, there were no remaining proceeds from the properties underlying the Oklahoma Working Interest net profits interests to be included in this month’s distribution. Underlying cumulative excess costs remaining on the Oklahoma Working Interest net profits interests total $515,000, including accrued interest of $5,329.

For more information on the Trust, including the annual tax information, distribution amounts, and historical press releases, please visit our website at www.crt-crosstimbers.com.

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Contact:	Nancy Willis Director of Royalty Trust Services Argent Trust Company, Trustee 855-588-7839